Exhibit 99.1

              CALLIDUS SOFTWARE REPORTS FOURTH QUARTER 2006 RESULTS

             RECORD Q4 REVENUES $24.1 MILLION; UP 40% YEAR OVER YEAR

             RECORD FISCAL YEAR 2006 REVENUES $76.1 MILLION, UP 24%

    SAN JOSE, Calif., Jan. 25 /PRNewswire-FirstCall/ -- Callidus Software Inc. (Nasdaq: CALD), a leading provider of Sales Performance Management (SPM) and Enterprise Incentive Management (EIM) software, today announced financial results for the fourth quarter and the year ended December 31, 2006.

    Total fourth quarter revenues were the highest in the Company's history at $24.1 million, an increase of 40% compared to the fourth quarter 2005. Fourth quarter license revenues were $9.1 million, an increase of 25% compared to the fourth quarter 2005. Fourth quarter maintenance and service revenues were $15.0 million, an increase of 50% compared to the fourth quarter 2005. In addition, hosted on-demand bookings were $1.6 million in the fourth quarter compared to zero in the fourth quarter of 2005.

    Fourth quarter net income was $0.1 million, or $0.00 per share, and included $1.1 million of stock-based compensation expense. This compares to a net loss of $1.5 million, or ($0.06) per share, for the fourth quarter of 2005 which included a reversal of $0.4 million of stock-based compensation expense.

    For fiscal year 2006, total revenues were up 24% from $61.5 million in 2005 to $76.1 million. License revenues were up 56% from $17.8 million in 2005 to $27.8 million in 2006. Net loss for fiscal 2006, including $4.8 million of stock-based compensation, was $8.7 million, or ($0.31) per share. This compares to 2005 net loss of $8.6 million, or ($0.33) per share which included $0.5 million of stock-based compensation expense. Stock-based compensation expense increased in 2006 with the adoption of new accounting rules compared to 2005.

    "Our record revenues in the quarter helped us achieve a record year. License revenues were strong, and I am particularly pleased with our maintenance and service revenues which reflected the hard work we've done to build new services to generate revenue," said Robert Youngjohns, president and CEO. "We continue to build momentum and expand our product offering in Sales Performance Management; we believe there is substantial opportunity for growth in both our traditional enterprise software model and through our hosted on-demand offering," Mr. Youngjohns concluded.

    Recent Business Highlights

    * Some of the customers purchasing Callidus solutions in the fourth quarter included, AAA Michigan, ABN Amro, Mentor Graphics, Network Appliance, Nokia, North Carolina Farm Bureau, Proximus, Safety-Kleen Systems, Sun Life Financial, Sybase and UCB Pharma.

    * Callidus held its sixth annual user conference, Callidus TrueConnection(R), with record attendance of nearly 500 attendees. The event featured over 50 sessions devoted to best practices in sales performance and incentive compensation. Customer presentations included Allstate, BellSouth, CUNA Mutual, Embarq, HP, HSBC, Network Appliance, Telus Communications and Wachovia. Partners at the conference included Accenture, Actuate, Compensation Technologies, Deloitte Consulting LLP, Hexaware Technologies, IBM, Iconixx Corporation, Saama Technologies and SAP.

    * Callidus received a "Positive" rating from Gartner, Inc. in the firm's MarketScope for North American Insurance Incentive Compensation Management Applications, 2006. Gartner indicated North American insurance companies are showing renewed interest in upgrading producer compensation systems to better manage and service their producers. The report recognizes Callidus as one of the leading incentive compensation management solution vendors for the insurance industry. Only three companies were ranked "Positive" and no higher rankings were given.

    * Callidus and SAP completed their first sale of Callidus' products in the fourth quarter, within 90 days of executing the cooperative development agreement. In September, Callidus announced that SAP is authorized to promote and market TrueComp(R) and TrueInformation(R) products in the United States and Canada. In December, Callidus TrueComp became an SAP-endorsed business solution.

    * Callidus signed an agreement with The TerrAlign Group, Inc. to promote TerrAlign(R), an advanced territory design and optimization application with the power, speed, and flexibility for the largest, most sophisticated field forces. The ability for Callidus to promote TerrAlign quickly broadens Callidus product offering in the Sales Performance Management space. The TerrAlign Group is also authorized to promote Callidus' industry leading products to their installed based and prospective customers. Callidus completed the first TerrAlign-referred sale of its products in the fourth quarter, within 90 days of executing the partnership agreement.

    * Callidus announced Callidus Virtual Training, an online virtual training center for administrators and users of Callidus Software's best of breed TrueComp(R) Manager software. Callidus Virtual Training makes TrueComp knowledge accessible anywhere, anytime for global compensation professionals.

    Q1 2007 Financial Outlook

    * Total revenues for the first quarter 2007 are expected to be between $20.5 million and $22.0 million. This would represent a 21% to 29% increase compared to first quarter 2006 total revenues of $17.0 million.

    * Operating expenses, including stock-based compensation, are expected to be between $14.4 million and $14.9 million.

    * Total stock-based compensation is expected to be approximately $1.2 million.

    Conference Call

    A conference call to discuss the fourth quarter results is scheduled for today at 1:30 p.m. Pacific Time (PT). The conference call will be available via live-webcast at the Investor Relations section of Callidus' website at www.callidussoftware.com. To participate in the call by telephone, the dial-in number is 866-770-7146 (international +1-617-213-8068), passcode 78199005.

    A telephone playback and webcast replay of the conference call will be available after 3:30 p.m. PT today through February 8, 2007. The telephone replay will be available by calling 888-286-8010 (international:
+1-617-801-6888), passcode 87976821. The webcast replay will be available at the Investor Relations section of Callidus' website under Calendar of Events.

    About Callidus Software

    Founded in 1996, Callidus Software Inc. (www.callidussoftware.com) is an industry leading Sales Performance Management (SPM) and Enterprise Incentive Management (EIM) provider to global companies across multiple industries. Callidus products allow enterprises to develop and manage incentive compensation linked to the achievement of strategic business objectives. Through its TrueComp(R) Grid architecture, Callidus Software delivers a solution that combines the power and scalability of grid computing with the flexibility of rules-based interface. Customers/Partners include 7-Eleven, Accenture, CUNA Mutual, HP, IBM, Philips Medical Systems, Sun Microsystems and Wachovia. Callidus Software is publicly traded on the NASDAQ under the symbol CALD.

    Non-GAAP Financial Measures

    The non-GAAP financial measures provided in this press release are a supplement to, and not a substitute for, our financial results presented in accordance with generally accepted accounting principles (GAAP) in the United States. The non-GAAP financial measures reflect our bookings of hosted on-demand services. Total contract values of booked contracts represent the fees payable over the non-cancellable terms of the contracts, generally 2 to 5 years, and exclude implementation costs sold on a time and materials basis. The non-GAAP financial measures provide what we believe is an additional tool for investors to use in understanding our operational results and trends. These non-GAAP financial results are used internally by management to evaluate our operations, plan and forecast for future periods and to allocate resources within the organization.

    Note on Forward-Looking Statements

    The forward looking statements included in this press release, including with respect to building momentum and expanding our product offering, the substantial market opportunity for traditional enterprise software and on-demand hosted solutions, recurring revenues expected to be derived from the Company's hosted on-demand contracts, estimates of first quarter 2007 total revenues, operating expenses and stock-based compensation expense, reflect management's best judgment based on factors currently known and involve risks and uncertainties. These risks and uncertainties include, but are not limited to, timing and size of software license orders, potential material fluctuations in financial results and future growth rates, decreases in customer spending, customer cancellation or non-renewal of software maintenance contracts or on-demand services, uncertainty regarding the demand for our hosted on-demand offering, increased competition or new entrants in the marketplace, litigation and other risks detailed in Callidus' reports filed with the Securities and Exchange Commission (SEC), including its Form 10-K and its Form 10-Q for the third quarter of 2006, copies of which may be obtained by contacting Callidus Software's Investor Relations department at 408-808-6577, or from the Investor Relations section of Callidus Software's website (www.callidussoftware.com). Actual results may differ materially from those presently reported. We assume no obligation to update the information contained in this release.

    NOTE: Callidus Software, the Callidus Software logo, Callidus TrueAnalytics, TrueComp, TrueComp Grid, TrueComp Manager, TrueInformation, TrueResolution, TrueQuota, TrueConnection, and TrueProducer, are trademarks, servicemarks, or registered trademarks or servicemarks of Callidus Software Inc. in the United States and other countries. All other brand, service or product names are trademarks or registered trademarks of their respective companies or owners.

                             CALLIDUS SOFTWARE INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                    (In thousands, except for per share data)
                                   (unaudited)

                                       Three months ended              Year Ended
                                          December 31,                December 31,
                                    ------------------------    ------------------------
                                       2006          2005          2006          2005
                                    ----------    ----------    ----------    ----------
Revenues:
  License revenues                  $    9,104    $    7,261    $   27,773    $   17,843
  Maintenance and
   service revenues                     14,958         9,978        48,335        43,610

    Total revenues                      24,062        17,239        76,108        61,453

Cost of revenues:
  License revenues                         157           118           546           377
  Maintenance and
   service revenues (1)                 10,224         7,581        34,794        30,284

    Total cost of revenues              10,381         7,699        35,340        30,661

Gross profit                            13,681         9,540        40,768        30,792

Operating expenses:
  Sales and marketing (1)                7,534         5,194        25,463        18,552
  Research and development (1)           3,726         3,482        14,558        12,606
  General and administrative (1)         3,093         2,813        12,367         9,744

    Total operating expenses            14,353        11,489        52,388        40,902

Operating loss                            (672)       (1,949)      (11,620)      (10,110)

Interest and other income, net             712           419         2,709         1,491

Income (loss) before
 provision for income taxes                 40        (1,530)       (8,911)       (8,619)

Provision (benefit)
 for income taxes                          (62)          (43)          (62)          (14)

Income (loss) before
 cumulative effect of a
 change in accounting principle            102        (1,487)       (8,849)       (8,605)

Cumulative effect of a change
 in accounting principle                    --            --           128            --

Net Income (loss)                   $      102    $   (1,487)   $   (8,721)   $   (8,605)

Basic net income
 (loss) per share                   $     0.00    $    (0.06)   $    (0.31)   $    (0.33)
Diluted net income
 (loss) per share                   $     0.00    $    (0.06)   $    (0.31)   $    (0.33)

Shares used in
 basic per share computation            28,260        26,752        27,690        26,268
Shares used in
 diluted per share computation          30,018        26,752        27,690        26,268

(1) Stock-based compensation included in amounts above by category:

    Cost of maintenance
     and service revenues           $      265    $       20    $    1,025    $      109
    Sales and marketing                    251          (470)        1,045          (226)
    Research and development               235            (1)          917           226
    General and administrative             337            81         1,766           435
    Total stock-based
     compensation                   $    1,088    $     (370)   $    4,753    $      544

                             CALLIDUS SOFTWARE INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                                 December 31,    December 31,
                                                     2006            2005
                                                 ------------    ------------
Assets

Current assets:
  Cash and cash equivalents                      $     12,082    $     23,705
  Short-term investments                               40,857          40,000
  Accounts receivable, net                             23,064          11,063
  Prepaid and other current assets                      3,939           1,581

    Total current assets                               79,942          76,349

Property and equipment, net                             4,086           2,801
Deposits and other assets                               1,166           1,494

    Total assets                                 $     85,194    $     80,644

Liabilities and Stockholders' Equity

Current liabilities:
  Accounts payable                               $        899    $        756
  Accrued payroll and related expenses                  6,647           6,383
  Accrued expenses                                      3,721           2,043
  Deferred revenue                                     13,726          12,205

    Total current liabilities                          24,993          21,387

Other liabilities                                       1,243             377
Long-term deferred revenue                              1,578             729

    Total liabilities                                  27,814          22,493

Stockholders' equity
  Common stock                                             28              27
  Additional paid-in capital                          193,499         186,232
  Deferred stock-based compensation                        --            (445)
  Accumulated other comprehensive income                  408             171
  Accumulated deficit                                (136,555)       (127,834)

    Total stockholders' equity                         57,380          58,151

    Total liabilities and stockholders' equity   $     85,194    $     80,644

SOURCE  Callidus Software Inc.
    -0-                             01/25/2007
    /CONTACT: investors, Jon Pexton, +1-408-808-6577, or ir@callidussoftware.com, or press, Jock Breitwieser, +1-408-975-6683, or pr@callidussoftware.com, both of Callidus Software/
    /Web site:  http://www.callidussoftware.com/